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                                                                EXHIBIT 4.1(e)





                                AMENDMENT NO. 4

                                       to

                                   INDENTURE,

                         Dated as of December 22, 1993


                             BARRY'S JEWELERS, INC.

                                                Issuer,

                                      and

                        FIRST TRUST NATIONAL ASSOCIATION

                                                 Trustee
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                 THIS IS AMENDMENT NO. 4 TO INDENTURE (this "Amendment"), dated as of August 30, 1996, by and between Barry's Jewelers, Inc., a California corporation (the "Company"), and First Trust National Association, a national banking association, as Trustee (the "Trustee"), to that certain Indenture, dated as of December 22, 1993, by and between the Company and the Trustee, as amended by Amendment No. 1 thereto dated as of February 14, 1994, Amendment No. 2 thereto dated as of March 18, 1994 and Amendment No. 3 (the "Third
Amendment") thereto dated as of December 21, 1995 (as amended, the "Indenture"), pursuant to which an aggregate of $70,000,000 principal amount of the Company's 11% Senior Secured Notes due 2000 (the "Securities") were issued, of which $50,000,000 principal amount are outstanding as of the date hereof.
All capitalized terms used herein and not otherwise defined herein shall have the same meanings as in the Indenture.

                                  WITNESSETH:

         A. The Company and its wholly owned subsidiary, Barry's Funding Corp., a Delaware special purpose corporation ("BFC"), previously entered into that certain Originator Purchase Agreement dated as of December 21, 1995 (the "OPA"), and the Company, BFC, Triple-A One Funding Corporation, a Delaware corporation ("Triple-A"), and Capital Markets Assurance Corporation, a New York stock insurance company ("CapMAC"), previously entered into that certain Receivables Purchase Agreement dated as of December 21, 1995 (the "RPA"). Pursuant to the OPA, the Company sells to BFC from time to time receivables of the Company and, pursuant to the RPA, BFC finances its purchase of such receivables by selling an undivided interest therein to Triple-A. The transactions contemplated by the OPA, the RPA and the related agreements entered into in connection therewith are referred to herein collectively as the "Securitization Transaction," and the RPA, the OPA and the related agreements entered into in connection therewith are referred to herein collectively as the "Securitization Documents."

         B. The Company also previously entered into that certain Amended and Restated Revolving Credit Agreement dated as of December 21, 1995 by and among the Company, The First National Bank of Boston (the "Bank"), and the other lending institutions listed on Schedule 1 thereto, providing for a revolving line of credit of up to $20.0 million (the "Old Credit Facility").

         C. Concurrently herewith, the Company is entering into a Second Amended and Restated Revolving Credit Agreement of even date herewith by and among the Company, the Bank and the other lending institutions listed on
Schedule 1 thereto, providing for a revolving line of credit of up to $85.0 million (the "New Credit Facility"), proceeds of which will be





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used in part to refinance the Company's obligations under the Old Credit
Facility.

         D. Also concurrently herewith, pursuant to an Agreement Regarding Termination of Securitization Transaction of even date herewith (the "Termination Agreement") by and among the Company, BFC, Triple-A and CapMAC, the Securitization Transaction and the Securitization Documents are being terminated, and the obligations of the Company and BFC thereunder are being refinanced with proceeds of the New Credit Facility. The transactions contemplated by the Termination Agreement, the New Credit Facility, and the refinancing of the Company's and BFC's obligations under the Securitization Documents and the Old Credit Facility with proceeds of the New Credit Facility are referred to collectively herein as the "1996 Refinancing."

         E. In connection with and in order to permit the 1996 Refinancing, the Company desires, and the Trustee and the Holders of the Securities whose consents are attached hereto have agreed, to amend the Indenture as herein provided.

         F. Section 9.02 of the Indenture provides that the Company, when duly authorized by a resolution of its Board of Directors, and the Trustee may amend or supplement the Indenture in the manner set forth below with the written consent of the Holders of at least 51% of the aggregate principal amount of the Securities then outstanding.

         G. The Company's Board of Directors has authorized this Amendment by a resolution.

         H. All consents required by Section 9.02 of the Indenture have been obtained, as evidenced by Annex A of this Amendment.

         I. All things necessary to make this Amendment a valid amendment to the Indenture, including the furnishing by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel, as provided in Sections 9.06 and 11.04 of the Indenture, have been completed.

         J. All other conditions and requirements necessary to make this Amendment, when duly executed and delivered, a valid and binding agreement, enforceable in accordance with its terms, have been performed and fulfilled.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Trustee and the Holders whose consents are attached hereto hereby agree as follows:





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         1.      Amendment of Indenture.  The parties hereto hereby agree to amend the Indenture by deleting the amendments thereto contained in Sections 1.1, 1.3, 1.4 and 1.5 of the Third Amendment, with the exception that the definition of the "Securitization Closing Date" contained in Section 1.1 shall not be deleted. Among other things, such amendment shall have the effect of returning the Securitization Receivables (as defined in the Third Amendment) to the types of property constituting Collateral for purposes of the Indenture and the Securities.

         2. Consent; Amendment of Related Agreements; Increase of Maximum Bank Debt Principal. By execution of the consent hereto, the Holders hereby
(i) consent to the 1996 Refinancing and the transactions contemplated thereby,
(ii) in connection with the 1996 Refinancing, authorize the Trustee to execute the consent to the Termination Agreement, enter into Amendment Agreement No. 2 to the Intercreditor Agreement (which, among other things, provides that "'Maximum Bank Debt Principal' means $100,000,000" as used therein and in the Indenture, thereby increasing the principal amount of indebtedness that is permitted under the New Credit Facility pursuant to the Indenture to $100,000,000) and execute such amendments or modifications of the other Security Documents as the Company may reasonably request in connection with the 1996 Refinancing, and (iii) agree that the Trustee and the Holders shall be bound by the terms of the Intercreditor Agreement and the other Security Documents as so amended and by the Termination Agreement.

         3. Further Assurances. The Trustee hereby agrees to and, by execution of the consent hereto, the Holders hereby authorize the Trustee on their behalf to, cooperate fully with the Company, execute such further instruments, documents and agreements (including, without limitation, further amendments to the Indenture and the Securities), and take such additional steps as may be reasonably requested by the Company to evidence, reflect and carry into effect the intents and purposes of this Amendment and to permit the Company to consummate the 1996 Refinancing in accordance with the terms of the Indenture.

         4.      Miscellaneous.

                 4.1 Trustee Acceptance. The Trustee accepts the amendment of the Indenture effected by this Amendment and agrees to execute the trust created by the Indenture, as hereby amended, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities in the performance of the trust created by the Indenture, as hereby amended.





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                 4.2      Indenture Ratified.  Except as expressly amended
hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

                 4.3 Holders Bound. This Amendment shall form a part of the Indenture for all purposes, and every Holder of the Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

                 4.4 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                 4.5 Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                         BARRY'S JEWELERS, INC.



                                         By:__________________________
                                               Thomas S. Liston,
                                               Chief Financial Officer


[Seal]



Attest:_________________________
           Thomas Hoekstra,
           Assistant Secretary


                                         FIRST TRUST NATIONAL ASSOCIATION


                                         By:_______________________
                                         Name:_____________________
                                         Title:____________________



[Seal]



Attest:____________________
           Name:





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                                    ANNEX A

                               CONSENT OF HOLDER

         The undersigned, as the Holder of record of that aggregate principal amount noted below of 11% Senior Secured Notes due 2000 of Barry's Jewelers, Inc. (the "Company"), hereby consents to Amendment No. 4 (the "Amendment") by and between the Company and First Trust National Association, a national banking association (the "Trustee"), to that certain Indenture, dated as of December 22, 1993, by and between the Company and the Trustee, and hereby authorizes the Trustee to enter into such Amendment in substantially the form attached hereto (but with such modifications as the Trustee deems reasonably appropriate under the circumstances) and perform its obligations thereunder on behalf of itself and the undersigned.


Dated: __________________, 1996


                                              ________________________________
                                              [Name of Securityholder]

                                              By:   __________________________
                                                    Name:
                                                    Title:


Principal amount of Securities held:  $_______________________